Exhibit 10.2

May 14, 2020

To:	Babcock & Wilcox Enterprises, Inc. 1200 East Market Street, Suite 650 Akron, Ohio Attention: General Counsel

Re:	That certain Amended and Restated Credit Agreement, dated as of the date hereof (as amended, supplemented, restated, amended and restated or otherwise modified from time to time, the “Credit Agreement”) among Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), Bank of America, N.A., in its capacity as administrative agent for the Lenders (as defined in the Credit Agreement) (in such capacity, the “Administrative Agent”), and each of the Lenders from time to time party thereto.

Ladies and Gentlemen:

This letter agreement (this “Fee Letter”) is delivered to you in connection with (a) the Credit Agreement and (b) that certain Fee and Interest Equitization Agreement, dated as of the date hereof (the “Equitization Agreement”), by and between the Company, B. Riley Financial, Inc. (“B. Riley”) and B. Riley FBR, Inc. Capitalized terms used but not defined herein have the meaning given to them in the Credit Agreement.

The Company desires to obtain accommodations in respect of certain interest and fee obligations in connection with Term Loans extended or to be extended under the Credit Agreement in accordance with the terms and conditions set forth in the Credit Agreement; B. Riley has agreed to provide funding to the Loan Parties in an amount up to $70,000,000 in the form of Tranche A-6 Term Loans pursuant and subject to the terms and conditions of the Credit Agreement; and B. Riley desires to provide certain accommodations to the Company by permitting the Company to pay certain of its interest and fee obligations in the form of Stock or Stock Equivalents or, only to the extent required pursuant to Section 1(c)(iii) of the Equitization Agreement, Cash or Cash Equivalents in lieu of Stock or Stock Equivalents, subject to the terms and conditions set forth herein, in the Equitization Agreement and in the Credit Agreement.

In connection with the foregoing, and in good and valuable consideration of the agreements contained herein and in the Credit Agreement, the Company and B. Riley hereby agrees as follow:

A. Fee: The Company will pay to B. Riley a fee of $3,900,000 (the “Fee”). The Fee shall be in consideration for the B. Riley Limited Guaranty and shall be due and payable in the form of Stock of the Company in accordance with the terms and conditions of the Equitization Agreement.

B. Interest Payments: On each relevant Interest Payment Date, the interest accrued from May 14, 2020 through and including December 31, 2020 on the unpaid principal amount of the Term Loans, (including the Tranche A-6 Term Loans), shall be payable to B. Riley in the form of Stock of the Company in accordance with the terms and conditions set forth in the Equitization Agreement and subject to the terms and conditions of the Credit Agreement.

C. Fees Due and Payable: The fees described above in this Fee Letter shall be: (a) fully earned upon becoming due and payable in accordance with the terms hereof; (b) non-refundable for any reason whatsoever; and (c) only to the extent required pursuant to Section 1(c)(iii) of the Equitization Agreement, payable in U.S. dollars in immediately available funds, free and clear of, and without deduction for, any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto. The Company’s obligation to pay the foregoing fees and interest will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute the Company may have.

D. Beneficiaries: This Fee Letter is binding on and solely to the benefit of and enforceable by B. Riley and the Company, and nothing set forth in this Fee Letter shall be construed to confer upon or give to any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause B. Riley to enforce any provisions of this Fee Letter.

E. Governing Law and Waiver of Trial by Jury: This Fee Letter is governed in all respects, including as to validity, interpretation and effect, by the laws of the State of New York, without giving effect to its principles or rules of conflict of laws, to the extent such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof solely in respect of the interpretation and enforcement of the provisions of this Fee Letter, and irrevocably agree that all claims in respect of the interpretation and enforcement of the provisions of this Fee Letter, or with respect to any action or proceeding hereunder, shall be heard and determined in any of the Courts of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each party hereto hereby waives and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject to such jurisdiction. Each party hereto hereby waives and agrees not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts, that the venue thereof may not be appropriate or that this Fee Letter may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH OR CONTEMPLATED BY THIS FEE LETTER.

F ..Miscellaneous: This Fee Letter constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the parties hereto with respect to the subject matter hereof. The terms of this Fee Letter may not be modified or otherwise amended, or waived, except pursuant to a written agreement signed by the parties hereto. This Fee Letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

G. Subordination: All payments, whether in the form of Stock or Stock Equivalents or Cash or Cash Equivalents to any B. Riley Party under this Fee Letter to B. Riley or any of its affiliates shall be subject to the provisions of Article XI of the Credit Agreement and any other subordination terms set forth therein. For the purposes of Article XI of the Credit Agreement and any other subordination terms set forth therein, the fee payable pursuant to clause (A) hereof shall be deemed to be payable in respect of the Tranche A-6 Term Loan Commitments.

[signature pages follow]

Very truly yours,

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Co-CEO

Acknowledged and agreed as of the date first above written:

BABCOCK & WILCOX ENTERPRISES, INC.

By:	/s/ Dwayne M. Petish
Name:	Dwayne M. Petish
Title:	Treasurer

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